                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*



                                   DATUM INC.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                   238208 10 2
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                       -----------------
CUSIP NO. 238208 10 2                                       PAGE 2 OF 4 PAGES
---------------------                                       -----------------

===============================================================================
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Louis B. Horwitz
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]

                                                                      (b) [ ]
-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------------------------------------------------------------------------------
          NUMBER OF            5 SOLE VOTING POWER
           SHARES
        BENEFICIALLY
          OWNED BY                                221,025
            EACH
          REPORTING            ------------------------------------------------
           PERSON              6 SHARED VOTING POWER
            WITH
                                                      -0-
                               ------------------------------------------------
                               7 SOLE DISPOSITIVE POWER

                                                  221,025
                               ------------------------------------------------
                               8 SHARED DISPOSITIVE POWER

                                                      -0-
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          221,025
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.9%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON                             IN
-------------------------------------------------------------------------------

ITEM 1.

        (a)     Name of Issuer:  Datum Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                9975 Toledo Way, Irvine, CA 92612

ITEM 2.

        (a)     Name of Person Filing:       Louis B. Horwitz

        (b)     Address of Principal Business Office:
                9975 Toledo Way, Irvine, California 92612

        (c)     Citizenship:  United States of America

        (d)     Title of Class of Securities:       Common Stock

        (e)     CUSIP Number:        238208 10 2

ITEM 3.

        Not applicable.

ITEM 4.

        Not applicable.

ITEM 5. - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.

        Not applicable.

ITEM 7.

        Not applicable.

ITEM 8.

        Not applicable.

ITEM 9.

        Not applicable.

ITEM 10.

        Not applicable.

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 9, 1998                       By: /s/ Louis B. Horwitz
                                                   ---------------------------
                                                   Louis B. Horwitz